News Release

FOR IMMEDIATE RELEASE

CONTACT:   David Townsend
                        (813) 314-0280 ext. 127
                        david.townsend@liquidmetal.com

Liquidmetal® Technologies Reports
2003 Third Quarter and Nine-Month Results

— Third Quarter Revenues Total $3.5 Million, $16.5 Million for Nine Months —

        TAMPA, Fla., October 30, 2003---Liquidmetal® Technologies, Inc. (NASDAQ: LQMT) today announced results for its 2003 third quarter and nine months ended September 30, 2003.

        Revenues for the third quarter were $3.5 million compared with $3.7 million in the third quarter of 2002. Revenues for the first nine months of 2003 were $16.5 million compared with $7.3 million in the prior year period.

        The company’s bulk alloy segment contributed $2.6 million, or 75% of total revenues for the third quarter, versus $2.4 million, or 66% in the prior year quarter, principally on the strength of higher R&D revenues from ongoing defense-related and medical product development contracts, as well as a modest increase from the sale and prototyping of parts manufactured from bulk Liquidmetal® alloys. Revenues of the company’s coatings segment, at $0.9 million, or 25% percent of the third quarter total, increased sequentially from the 2003 second quarter but compared unfavorably to revenues of $1.2 million, or 34% in the year-earlier period. Prior year results included a large coatings sale for a power industry project.

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        As announced on October 9, the company is currently pursuing a modified business strategy that sharply curtails its previous focus on mass-market, commodity cell phone components and limits internal manufacturing activities to premium products that command pricing based on the high-performance attributes of Liquidmetal alloys. In addition, the company reported that it intends to pursue strategic partnerships, principally in the form of technology licensing, joint development and product distribution relationships, to facilitate more rapid and effective commercialization of new products utilizing its amorphous alloy materials.

        Commenting on the modified strategy, Chairman and Chief Executive Officer John Kang said, “Over the past year our alloy technology has attracted product development efforts with world class companies in each of our principal product focus areas—medical, sports and luxury, electronics and defense. From this experience, we believe a heightened emphasis on strategic transactions that leverage the resources, market strength and technologies of outside partners can create valuable new opportunities both within and beyond the boundaries of these four target markets, while enabling the company to operate on a much less capital-intensive basis than our previous, internal-only manufacturing model.”

        In support of this strategic transition, as previously reported, the company is engaged in extensive cost improvement measures to align operating costs with its reduced manufacturing profile and to further optimize cash resources.

        Third-quarter operating expenses reflected the initial impact of recent cost improvement programs. Operating expense totaled $4.7 million for the 2003 third quarter versus $7.5 million in the second quarter and $8.5 million in the first quarter of 2003.

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        The loss from continuing operations for the third quarter totaled $6.1 million, or $0.15 per share, compared with a loss of $5.2 million, or $0.13 per share, in the third quarter of 2002. For the first nine months of 2003, the loss from continuing operations was $18.2 million, or $0.44 per share, compared with $14.0 million, or $0.37 per share, for the same period in 2002.

        Net loss for the 2003 third quarter totaled $6.1 million, or $0.15 per share, compared to a net loss (including discontinued operations) of $3.8 million, or $0.09 per share, for the third quarter of 2002. Net loss for the nine months was $18.2 million, or $0.44 per share, versus a net loss (including discontinued operations) of $12.0 million, or $0.32 per share, for the first nine months of 2002.

        Third-quarter gross profit was a negative $1.4 million, compared to a gross profit of $1.1 million in the same period last year. The corresponding gross margin for the third quarter was a negative 38.5% versus 30.9% in the prior year third quarter. Gross profit for the 2003 nine months was $1.3 million versus $2.9 million for the first nine months of 2002. Corresponding gross margins were 8.1% and 39.5%. The unfavorable comparisons with prior year were principally due to two factors: first, a higher percentage of plant operating costs allocated to manufacturing in the current period, as opposed to the prior year when the company’s manufacturing facility was in the final stages of construction and significant in-plant spending was directed to research and development activities required to support the ramp-up of manufacturing operations; and second, the effect of unprofitable electronic casing components and prototypes moving through the company’s manufacturing mix in the current period.

        Capital expenditures totaled $0.1 million for the quarter and $3.0 million for the nine months. Cash and cash equivalents totaled $8.6 million at September 30, 2003.

        Earnings per share calculations were based on 41,599,652 and 41,473,394 weighted average shares outstanding for the 2003 third quarter and nine months, respectively, versus 40,993,245 and 37,945,021 average shares in the respective prior year periods.

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        Additional perspective on the company’s 2003 third-quarter results will be provided in a webcast conference call hosted by Mr. Kang and Brian McDougall, Chief Operating and Financial Officer, at 8:30 a.m. ET today (October 30). Interested parties are invited to access the conference call live via the Internet from Liquidmetal Technologies’ web site at http://ir.liquidmetal.com or at www.companyboardroom.com. The dial-in number for investors participating in the operator-assisted call is toll-free 1-800-915-4836 or toll 1-973-317-5319 for international callers. Institutional investors may also access the call via CCBN’s password-protected event management site, www.streetevents.com. A rebroadcast will be available after 11 a.m. today on the company’s website or at toll-free 1-800-428-6051 (or 1-973-709-2089 for international callers), access code 310578.

About Liquidmetal Technologies, Inc.

Liquidmetal Technologies, Inc. (www.liquidmetal.com) is the leading developer, manufacturer, and marketer of products made from amorphous alloys. Amorphous alloys are unique materials that are characterized by a random atomic structure, in contrast to the crystalline atomic structure possessed by ordinary metals and alloys. Bulk Liquidmetal® alloys are two to three times stronger than commonly used titanium alloys, harder than tool steel, and relatively non-corrosive and wear resistant. Bulk Liquidmetal alloys can also be molded into precision net-shaped parts similar to plastics, resulting in intricate and sophisticated engineered designs. Liquidmetal Technologies is the first company to produce amorphous alloys in commercially viable bulk form, enabling significant improvements in products across a wide array of industries. The combination of a super alloy’s performance coupled with unique processing advantages positions Liquidmetal alloys for what the company believes will be The Third RevolutionTM in material science.

This news release may contain “forward-looking statements” that involve risks and uncertainties, including statements regarding our plans, future events, objectives, expectations, forecasts, or assumptions. Any statement in this press release that is not a statement of historical fact is a forward-looking statement, and in some cases, words such as “believe,” “estimate,” “project,” “expect,” “intend,” “may,” “anticipate,” “plans,” “seeks,” and similar expressions identify forward-looking statements. These statements involve risks and uncertainties that could cause actual outcomes and results to differ materially from the anticipated outcomes or result, and undue reliance should not be placed on these statements. These risks and uncertainties may include: our limited operating history in developing and manufacturing products from bulk amorphous alloys; the adoption of our alloys by customers; the commercial success of our customer’s products; our ability to identify, develop, and commercialize new applications for our alloys; competition with suppliers of incumbent materials; the development of new materials that render our alloys obsolete; the ability to manage our anticipated growth; our limited direct experience in manufacturing bulk alloy products; scaling-up our manufacturing facilities; protecting and improving our intellectual property and manufacturing processes; problems associated with manufacturing and selling our alloys outside of the United States; and other risks and uncertainties discussed in filings made with the Securities and Exchange Commission (including risks described in subsequent reports on Form 10-Q, Form 10-K, Form 8-K, and other filings). Liquidmetal Technologies disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

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LIQUIDMETAL TECHNOLOGIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(in thousands, except per share data)

(unaudited)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2003	2002	2003	2002

REVENUE	$3,524	$3,655	$16,492	$7,262
COST OF SALES	4,882	2,524	15,154	4,393

Gross Profit	(1,358)	1,131	1,338	2,869

OPERATING EXPENSES:
Selling, general, and administrative	3,732	3,912	12,943	9,041
Research and development	981	2,652	7,828	7,008

Total expenses	4,713	6,564	20,771	16,049

LOSS BEFORE INTEREST, OTHER INCOME, INCOME TAXES,
MINORITY INTEREST AND DISCONTINUED
OPERATIONS	(6,071)	(5,433)	(19,433)	(13,180)
Interest expense	(106)	(6)	(284)	(1,109)
Interest income	53	297	286	393
Gain on sale of marketable securities held-for-sale	--	--	1,178	--

LOSS BEFORE INCOME TAXES, MINORITY INTEREST
AND DISCONTINUED OPERATIONS	(6,124)	(5,142)	(18,253)	(13,896)
Income taxes	--	--	(8)	--

LOSS BEFORE MINORITY INTEREST AND
DISCONTINUED OPERATIONS	(6,124)	(5,142)	(18,261)	(13,896)
Minority interest in loss (income) of consolidated subsidiary	23	(76)	26	(86)

LOSS FROM CONTINUING OPERATIONS	(6,101)	(5,218)	(18,235)	(13,982)
Gain from disposal of discontinued retail golf segment, net	--	1,466	--	1,974

NET LOSS	(6,101)	(3,752)	(18,235)	(12,008)
Foreign exchange translation gain (loss)	687	(371)	846	(334)
Net unrealized loss on marketable securities held-for-sale	--	182	(1,668)	182

COMPREHENSIVE LOSS	$(5,414)	$(3,941)	$(19,057)	$(12,160)

PER COMMON SHARE BASIC AND DILUTED:
Loss from continuing operations	$(0.15)	$(0.13)	$(0.44)	$(0.37)

Income from discontinued operations	$0.00	$0.04	$0.00	$0.05

Net loss	$(0.15)	$(0.09)	$(0.44)	$(0.32)

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LIQUIDMETAL TECHNOLOGIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except share data)

(unaudited)

	September 30,	December 31,
	2003	2002
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$8,593	$26,003
Marketable securities held-for-sale	--	3,068
Trade receivables, net	7,100	6,404
Inventories	5,008	2,506
Prepaid expenses and other current assets	954	2,112

Total current assets	21,655	40,093
PROPERTY, PLANT AND EQUIPMENT, NET	22,547	23,505
GOODWILL	184	184
OTHER INTANGIBLE ASSETS, NET	972	785
OTHER ASSETS	340	438

Total assets	$45,698	$65,005
LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable and accrued expenses	$5,978	$11,174
Net liabilities of discontinued operations	133	1,148
Deferred revenue	885	1,397
Long-term debt, current portion	775	--
Other liabilities, current portion	113	19

Total current liabilities	7,884	13,738
LONG-TERM NOTE PAYABLE, NET OF CURRENT PORTION	4,879	--
OTHER LONG-TERM LIABILITES, NET OF CURRENT PORTION	228	74

Total liabilities	12,991	13,812

COMMITMENTS AND CONTINGENCIES
MINORITY INTEREST	1	21

SHAREHOLDERS' EQUITY:
Common stock, $0.001 par value per share, 100,000,000 shares authorized,
41,599,652 shares issued and outstanding at September 30, 2003;
and common stock, no par value, 200,000,000 shares authorized,
41,009,245 shares issued and outstanding at December 31, 2002	42	106,554
Paid in capital	127,136	20,326
Unamortized stock-based compensation	(187)	(480)
Accumulated deficit	(95,175)	(76,940)
Accumulated comprehensive income	890	1,712

Total shareholders' equity	32,706	51,172

Total liabilities and shareholders' equity	$45,698	$65,005

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